Exhibit 10.1
Amended and Restated Employment Agreement
     This Amended and Restated Employment Agreement is made on this 31st day of December, 2008, between Coeur d’Alene Mines Corporation (“Company”), and Kim Leon Hardy (“Employee”) is made effective on 31st day of December, 2008.
WITNESSETH:
     In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:
1. Employment. The Company agrees to, and hereby does, employ Employee as Senior Vice President North American Operations, and Employee accepts such employment, on the terms and conditions of this Agreement.
2. Term Of Employment. The initial term of this Agreement was from July 1, 2008 through June 30, 2010. The term may be sooner terminated as herein provided. It is further agreed that this Agreement may be considered for a one year extension during the month of June, 2009, to the end that the parties may be once again bound to a two year duration of this Agreement. It is understood, however, that termination can occur in accordance with the provisions of paragraph 7 below, notwithstanding anything to the contrary in this paragraph 2.
3. Compensation. The Company shall pay to Employee during the duration of the term of this Agreement as follows:
     (a) A base salary of $230,000 annually, payable in equal monthly installments, which may be reviewed annually during any Agreement year, but which may not be decreased, and any higher salary to become the base salary for the purposes of this provision, it being understood, however, that failure to increase the salary shall not be grounds for termination of this Agreement;
     (b) Such other compensation and benefits that may be made available by the Company in the discretion of the Board of Directors, consisting of bonuses, short-term and long-term incentive plans, pension plan, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board. It is understood that Employee shall be a participant in all compensation and benefit programs, both pension and welfare benefit plans, which exist for the executive staff of the Company;
     (c) Employee shall be entitled to earn a bonus during each calendar year of this Agreement payable in cash equal to no less than 35% of Employee’s then current annual salary, which, at the date of this Agreement, is the potential sum of $80,500 and a maximum of $161,000 (AIP). In addition, Employee shall be entitled to earn a bonus under the long term plan with a target level of 70% or a potential $161,000(LTIP). Such bonuses are at the discretion of the board of directors; and
     (d) Employee will be eligible for a cash vehicle allowance to be paid by the Company which allowance amount shall be established by the Company, and may be amended from time-to- time.
4. Duties. Employee, during the term of this Agreement, shall perform the duties usually and customarily associated with the office specified in paragraph (1) above and as assigned to Employee from time-to-time by the Senior Vice President Operations of Company. As a part of Employee’s duties it is agreed that Employee will become familiar with and comply with Employee’s duties under the Sarbanes-Oxley laws and under the Company’s corporate governance policies, and Employee will promptly execute the necessary public filings and certify the contents of such documents on the date of their filing.
     Employee shall devote Employee’s best efforts and substantially all of Employee’s time during business hours to advance the interests of the Company. Employee shall not engage in business activity in competition with the Company.
5. Vacation. Employee shall be entitled to four (4) weeks of vacation during each contract year of this Agreement, during which the compensation provided in this Agreement shall be paid in full.
6. Disability. In the event Employee becomes disabled (inability or incapacity due to physical or mental illness or injury to perform Employee’s duties) during the term of this Agreement, which renders Employee unable to perform Employee’s duties, Employee shall be entitled to participate in the Company’s disability payment plan in effect at the time of the disability.

7. Termination Of Employment. This Agreement shall be terminated as follows:
     (a) In accordance with paragraph 2 above upon the expiration of the term of this Agreement or any extension thereof;
     (b) Upon the death of Employee;
     (c) By mutual agreement of the parties;
     (d) Upon disability of Employee, when such disability renders Employee unable to perform Employee’s duties for more than 90 continuous days;
     (e) By the Company without giving any reason for termination, but with the understanding that the compensation provided herein, except provision of 401K, Defined Contribution Plan, life insurance, accidental death and dismemberment, vehicle allowance and disability insurance, but including the target annual incentive bonus and the long term incentive bonus if Employee is so entitled (it being understood, however, as to the incentive plans the Plan documents control the Employee’s rights), shall be paid or provided in full to Employee in accordance with this Agreement in a lump sum amount within 60 days of termination of Employee’s employment the aggregate amount for the period of the remaining duration of this Agreement. It is agreed that Company may set-off against the compensation due to Employee under this subparagraph any items of like compensation which Employee receives from other employment after the date of termination;
     (f) By the Company for cause, which means that Employee has failed to perform Employee’s duties after having received from the Company written documentation that Employee’s duties are not being performed, which written documentation shall specify how performance is deficient, and Employee then fails to resume satisfactory performance promptly after receipt of such documentation and failure of performance is not satisfactorily rectified. For cause also means a serious and substantial failure to perform Employee’s duties, which failure is so obvious and so harmful to Company that written documentation and an opportunity to rectify conduct need not be afforded by Company to Employee. For cause also means conviction of a felony, or engagement in illegal conduct which may not constitute a felony but which is injurious to the Company, in either such case Company need not allow Employee to rectify nonperformance. Failure to perform duties includes, but is not limited to, misfeasance or nonfeasance of duty which was intended to, or does, injure the Company’s reputation or its business or relationships, including normal working relationships between employees; willful and continued failure of Employee to substantially perform his duties under this Agreement (except by reason of physical or mental disability, which is dealt with in paragraph 7(d) above); dishonesty in the performance of Employee’s duties and material breach by Employee of the covenants contained in paragraph 4 above;
     (g) Upon change in control of Company, as “change in control” is defined in the so-called change in control agreement between Company and Employee, a copy of which is attached hereto as Attachment A, and which will be executed by the parties hereto when this Agreement is executed by them. In the event of termination for this reason, Employee’s and Company’s rights with respect to compensation and all other matters related to employment shall be as specified in the change in control agreement, and not this Agreement;
     (h) Upon the insolvency or dissolution of the Company or the cessation of business or operations; and
     (i) By Employee for Good Reason. For the purposes of this Agreement “Good Reason” is defined to mean (i) a material reduction in Employee’s responsibilities, authorities or duties compared to those in existence on the effective date of this Agreement which is evidence of the duties contemplated by paragraph 4; or (ii) material failure of the Company to pay to Employee any amount otherwise vested and due under this Agreement or under any plan or policy of the Company, which failure in either (i) or (ii) is not cured within five days from receipt by the Company of written notice from Employee which specifies the details of the failure.
     In the event of termination of this Agreement for any of the reasons specified above other than item (e) (termination by the Company without giving any reason), Employee shall be entitled to be paid his base salary prorated for the calendar year to the date of termination. All other benefits, if any, following such termination shall be paid in accordance with the plans, policies and practices of the Company which are in effect on the date of termination. As to termination in accordance with item (e) above, Employee shall be paid in accordance with the applicable subparagraph.

8. Confidentiality. Employee agrees to keep information acquired in connection with Employee’s employment confidential, in accordance with the confidentiality agreement which is attached to this Agreement, marked Attachment B, to be executed by Employee when this Agreement is executed. With respect to confidentiality, Attachment B controls the rights, duties and obligations of the parties, rather than this paragraph 8.
9. Specific Performance. Employee understands that the obligations undertaken by Employee as set forth in this Agreement are unique, and that Company will likely have no adequate remedy at law in the event such obligations are breached. Employee therefore confirms that Company has the right to seek specific performance if Company feels such remedy is essential to protect the rights of Company. Accordingly, in addition to any other remedies which Company might have in law or equity, it shall have the right to have all obligations specifically performed, and to obtain injunctive relief, preliminary or otherwise, to secure performance. Employee agrees that the arbitration provision below will not be used to assert dismissal of an action in court for injunctive relief, and agrees that the availability of arbitration is not intended by the parties to prevent Company from seeking specific performance and injunctive relief.
10. Arbitration. The Company and Employee will attempt to resolve any disputes under this Agreement by negotiation. If any matter is not thereby resolved, within 30 days after written notice by either party to the other, any dispute or disagreement arising out of or relating to this Agreement, or the breach of it, will be subject to exclusive, final and binding arbitration before one arbitrator to be conducted in Coeur d’Alene, Idaho in accordance with the Uniform Arbitration Act of the State of Idaho and the applicable laws of the State of Idaho governing arbitration of disputes. The parties to this Agreement specifically acknowledge that any such dispute under this Agreement, even though this Agreement is between an employer and an employee, is subject to said Act. Each party hereby submits to the exclusive jurisdiction of the state courts in Kootenai County, Idaho if it is necessary to proceed in court to enforce this paragraph 10.
11. Other Items. The parties also agree:
     (a) This Agreement shall not be amended or modified in any way unless the amendment or modification is in writing, signed by the parties. There shall be no oral modification of this Agreement.
     (b) No provision of this Agreement shall be waived by conduct of the parties or in any other way.
     (c) This Agreement and its validity, interpretation, construction and performance shall be governed by the laws of the State of Idaho.
     (d) Employee acknowledges that he received upon execution of this Agreement a copy of the Company’s Insider Trading Policy, Attachment C.
12. Section 409A Compliance. All payments pursuant to this Agreement shall be subject to the provisions of this Section 12. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or shall comply with the requirements of Section 409A; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. For purposes of this Agreement, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Employee to less than fifty percent (50%) of the average level of services performed by the Employee during the immediately preceding 12-month period (or period of service if less than 12 months).
     (a) To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a Separation from Service, then, if on the date of the Employee’s Separation from Service, the Employee is a

Specified Employee, then to the extent required for Employee not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Employee sooner than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of Employee’s death. Should this Section 12 otherwise result in the delay of in-kind benefits, any such benefit shall be made available to the Employee by the Company during such delay period at Employee’s expense. Should this Section 12 result in payments or benefits to Employee at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 12, as well as reimbursement of the amount Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the Prime Rate quoted by JP Morgan Chase on the date that payments or benefits, as applicable, to Employee should have been made under this Agreement. For purposes of this Section 12, the term “Specified Employee” shall have the meaning set forth in Section 409A.
     (b) For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Employee. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Section 409A.
     (c) No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
     (d) If the Company or Employee determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Employee to the imposition of any additional tax under Section 409A without changing the basic economic terms of this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company. This Section 12 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Employee shall modify this Agreement to effectuate the intention set forth in the preceding sentence.
     IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement as of the day and year first written above.
Coeur d’Alene Mines Corporation

By	/s/ Dennis E. Wheeler
Dennis E. Wheeler, President & CEO

/s/ Kim Leon Hardy
Employee — Kim Leon Hardy

EXHIBIT A:
Change in Control Agreement

AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
     THIS AMENDED AND RESTATED OF THE CHANGE IN CONTROL AGREEMENT dated as of this 31st day of December, 2008, is made and entered into between Coeur d’ Alene Mines Corporation (the “Company”) and Kim Leon Hardy (the “Executive”) and is made in light of the following circumstances:
     A. The Company recognizes the valuable services that the Executive will render and desires to be assured that the Executive will continue his active participation in the management and business of the Company; and
     B. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders, and the Company recognizes the existence and continued likely existence of possible change in control of the Company, as defined below, causing uncertainty among management and resulting in the possible departure or distraction of members of management to the detriment of the Company and its shareholders; and
     C. The Executive is willing to serve the Company, but desires assurance that in the event of any such change in control of the Company, he will be protected against the financial impact of an unexpected termination; and
     D. The Company and Executive want to document that payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or comply with such requirements.
     NOW, THEREFORE, the Company agrees that the severance benefits described below will be provided, subject to the terms and conditions set forth below, to the Executive in the event the employment of the Executive with the Company or its subsidiaries is terminated subsequent to a change in control of the Company, as defined below, under the circumstances described below:
1. Company’s Right to Terminate. During the Term of Agreement, as defined below, the Executive agrees, so long as he continues to be employed as an officer of the Company or any of its subsidiaries, to continue to perform his regular duties as such officer of the Company in accordance with the Amended and Restated Employment Agreement effective as of December 31, 2008 (the “Employment Agreement”). Notwithstanding the foregoing, the Company may terminate the employment of the Executive at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereto and subject to all terms and conditions of the Employment Agreement.
2. Effective Date. The “Effective Date” shall be December 31, 2008.

3. Term of Agreement. This Agreement shall have a termination date which is identical to the Employment Agreement and shall continue from day-to-day until terminated in accordance with the termination provisions of the Employment Agreement, unless a change in control of the Company, as defined below, shall have occurred prior to that date, in which event it shall continue in effect during the two (2) year period immediately following such change in control as provided herein.
4. Change in Control. No benefits shall be payable hereunder unless there shall have occurred a Change in Control of the Company, as defined below, and the employment of the Executive by the Company shall have been thereafter terminated in the manner described in Section 5 hereof. For purpose of this Agreement, a Change in Control of the Company (“Change in Control”) shall mean and be determined to have occurred in the following instances:
(i)	any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended)(the “Exchange Act”) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company; or

(ii)	during any two-year period, a majority of the members of the Board serving at the Effective Date of this Agreement is replaced by directors who are not nominated and approved by the Board; or

(iii)	a majority of the members of the Board is represented by, appointed by or affiliated with any Person whom the Board has determined is seeking to effect a Change in Control of the Company; or

(iv)	the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred.
5. Termination Following Change in Control. If a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in Section 6 hereof upon the subsequent involuntary termination, whether actual or constructive, as defined below, of the employment of the Executive within the two (2) year period immediately following such Change in Control, for any reason other than termination for cause, disability, death, normal retirement or early retirement. For the purposes of this section:
(a) “Constructive Involuntary Termination” shall mean voluntary termination of employment by the Executive as a result of a material change in the duties, responsibilities, reporting relationship, job description, compensation, perquisites, office or location of employment of Executive without the written consent of the Executive. A termination by the Executive shall not be deemed to be a “Constructive Involuntary Termination” unless the Executive shall have provided notice to the Company of the change constituting Constructive Involuntary Termination within 90 days of its occurrence and the Company had a 30-day opportunity after such notice to cure such change.
(b) “Cause” shall mean termination of employment on account of (i) fraud, misrepresentation, theft or embezzlement, (ii) intentional violation of laws involving moral turpitude or which is materially injurious to the Company, (iii) willful and continued failure by the Executive substantially to perform his or her duties with the Company or its subsidiaries (other than failure resulting from the Executive’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the President or the Chairman of the Board of the Company, which demand specifically identifies the manner in which the Executive has not substantially performed his or her duties.
(c) “Disability” shall mean inability or incapacity, due to physical or mental illness, of the Executive to perform his or her duties with the company for a period of three continuous months.
     Any termination of the employment of the Executive by the Company shall be communicated by a written notice of termination addressed to the Executive and any termination of the employment of the Executive by the Executive, except by death, shall be communicated by a written notice of termination addressed to the President or Chairman of the Board of the Company. The notice of termination shall specify the date of termination (“Date of Termination”) and the characterization of the termination.
6. Benefits Upon Termination. If the Executive’s employment by the Company shall be terminated as provided in Section 5 hereof, other than for cause, disability or death, the Executive shall be entitled to the benefits provided below:
(a) Base Salary and Bonuses. The Company shall pay a lump sum amount within 60 days following termination of employment equal to the sum of the Executive’s full annual base salary at the rate in effect immediately prior to the termination of the employment of the Executive, and the Executive’s short-term and long-term bonuses at target levels pursuant to the Company’s then current Long-Term Incentive Plan, that would have been paid for the period of two (2) years following actual involuntary termination or Constructive Involuntary Termination, if such termination occurs during the period in which this Agreement is in effect (the “Compensation Period”). Benefits paid in accordance with this Subsection 6(a) shall not be reduced in the event the Executive is employed elsewhere during this time period, or by reason of death or disability.
(b) Medical and Dental Benefits; Long-term Disability Benefits. The Company shall maintain in full force and effect from the Date of Termination through the end of the Compensation Period, all medical and dental benefits and all long term disability benefits in which the Executive was entitled to participate immediately prior to the Date of Termination, to the same extent as if the Executive had continued to be an employee of the Company during the Compensation Period, provided that such continued participation is feasible under the general terms and provisions of such plans and programs. To the extent such continued participation is not feasible, the Company shall arrange to provide the Executive with substantially the same benefits as those to which he or she would have been entitled to receive under such plans and programs. All such medical and dental benefits shall be subject to the group health plan continuation coverage requirements as provided in Section 4980B of the Internal Revenue Code of 1986, as amended (The “Code”). All such medical and dental benefits shall be discontinued upon employment by the Executive with another company and the commencement of coverage of the Executive pursuant to a long-term disability plan of such new employer.
(c) Stock Options. In the event of a Change in Control, all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by the Company to the Executive under the Company’s Long-Term Incentive Plan shall become immediately exercisable in full and otherwise vest 100% in accordance with the subject to the provisions under Section 13 of such Long-Term Performance Plan.
(d) Retirement Benefits.
(1) Defined Contribution Plans. The Company shall not use the provisions of any defined contribution plan to deny a lump sum option to the Executive unless this occurs under uniform treatment applicable to all plan participants.
(2) Defined Benefit Plan. The Executive shall be entitled to continued credit for years of service under the defined benefit plan of the Company from the date of Termination through the Compensation Period, and any compensation paid to the Executive pursuant to subsection 6(a) above shall be treated as salary compensation for purposes of such plan. To the extent that such augmentation of the defined benefit plan is not possible under such plan, the Company shall pay the Executive a lump sum amount within 60 days following the termination of the Executive’s employment equal to the present value of such augmentation, or arrange to provide the Executive with substantially the same benefit.
(e) Certain Executive Reimbursement. The Company shall pay the Executive an amount necessary to reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of the Change in Control of the company and such termination of employment, including any fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the Company shall be obliged only to pay amounts necessary to reimburse the Executive for legal fees and expense incurred by the Executive with respect to any claim or claims made by him as to which he shall substantially prevail in litigation relating thereto against the Company.
     The payment provided for in subsection 6(a) hereof shall be subject to applicable payroll or other tax required to be withheld by the Company. Payments to the Executive hereunder shall be considered severance pay in consideration of past service and his or her continued service after the date of this Agreement. The payment provided for in subsection 6(d)(1) hereof shall be made to the Executive within five (5) business days after the Date of Termination. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, and except as provided in subsection 6(b) above, the amount of any payment provided for in this Section 6 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.
7. Limitation on Payments. If the severance payments provided for under this Agreement, either alone or together with other payments which the Executive would have the right to receive from the Company, would constitute a “parachute payment,” as defined in Section 280G(a) of the Code as in effect at the time of payment, such payment shall be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by Company pursuant to Section 280G of the Code. The determination of the amount of any reduction under this section, and the plan and payment to which such reductions shall apply, shall, to the extent permitted by Section 409A, be made in good faith by the Executive or otherwise shall be made in such a manner so as to maximize the value of payments to the Executive and such determination shall be binding on the Company.
8. Successor; Binding Agreement
(a) The Company will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b) This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee or, if there be no such designee, to the estate of the Executive.
9. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed:

if to the Company:	Chairman and Chief Executive Officer Coeur d’Alene Mines Corporation 505 Front Avenue Coeur d’Alene, ID 83814

if to the Executive:	Kim Leon Hardy 5419 South Stateline Road Post Falls, ID 83854
or to such other address as either party may have furnished to the other in writing in accordance herewith except the notice of change of address shall be effective only upon receipt.
10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by the President, the chairman of the Board or such other officer as may be specifically designated by the Board. No waiver by either party there of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho.
11. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Coeur d’Alene, Idaho in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
13. Section 409A Compliance. All payments pursuant to this Agreement shall be subject to the provisions of this Section 13. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A or shall comply with the requirements of Section 409A; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. For purposes of this Agreement, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a

Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty percent (50%) of the average level of services performed by the Executive during the immediately preceding 12-month period (or period of service if less than 12 months).
(a) Payments to Specified Employees. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive sooner than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of Executive’s death. Should this Section 13 otherwise result in the delay of in-kind benefits, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. Should this Section 13 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 13, as well as reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the PrimeRrate quoted by JP Morgan Chase on the date that payments or benefits, as applicable, to Executive should have been made under this Agreement. For purposes of this Section 13, the term “Specified Employee” shall have the meaning set forth in Section 409A.
(b) Reimbursements. For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Section 409A.

(d) No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(e) Cooperation. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Section 409A without changing the basic economic terms of this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Company. This Section 13 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.
[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement as of the day and year first-above written.

THE COMPANY	COEUR D’ ALENE MINES CORPORATION

Dennis E. Wheeler
Chairman, President & CEO

THE EXECUTIVE	Kim Leon Hardy
Senior Vice President, North American Operations

EXHIBIT B:
Confidentiality Agreement

EXHIBIT C:
Insider Trading Policy